Exhibit 99.2
FORM OF AVIO AGREEMENT
     In Santiago Chile, on        of                       of 2009, before me,                                            , Notary Public of the                      Notary of Santiago, with domicile in                      number                     ,                      , appear: Mr.                      (individualize), on behalf of the contractual mining company Compañía Minera Carmen de Andacollo, Tax Payer Number                     , for these purposes both domiciled at                      street, number                     ,                      (hereinafter “Minera Andacollo”, “Miner” or “Debtor”), on one hand, and on the other, Mr.                      (individualize), on behalf of Royal Gold Inc., Tax Payer Number                     , for these purposes domiciled at                      street, number                     , (hereinafter also “Royal Gold”, “Aviador”, or “Creditor”); the appearing Parties of legal age, who evidence their identity with the referred to documents, and state as follows:
     WHEREAS:
A. Minera Andacollo owns and operates a copper mining project located near the town of Andacollo, Chile, and as part of such project is developing a hypogene copper-gold project (the “Project”) on the Mining Properties.
B. Minera Andacollo and Royal Gold entered into that certain Master Agreement dated as of April 3, 2009 (the “Master Agreement”), whereby Royal Gold has agreed to give the Miner the Cash, which will be used by Minera Andacollo in benefit of the exploitation of the Subject Properties. In accordance with the Master Agreement, the Royalty Agreement will also be executed between the Parties on the date hereof, but by a separate instrument, the proceeds of which Minera Anadacollo is fully free to use and spend.
C. Minera Andacollo and Royal Gold acknowledge that this Agreement is an aleatory agreement (contrato aleatorio) and thus payments hereunder are contingent on the proceeds obtained from the exploitation of the Subject Properties as provided in this Agreement.
D. Royal Gold acknowledges that copper is the main mineral exploited in the Subject Properties.
     NOW, THEREFORE, the Parties covenant and agree as follows:
     1. Certain Defined Terms and Construction.
     (a) As used in this Agreement, the following capitalized terms shall have the following meanings:
(i)	“Abandonment Property” has the meaning set forth in Section 6(j).

(ii)	“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, provided that the term “control” for purposes of this definition under this Agreement shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and provided, further that a Person who owns greater than 50% of any outstanding class of voting securities of any other Person shall be deemed to control such other Person.

(iii)	“Agent” means Juan Luis Ossa Bulnes, Samuel Lira Ovalle or Sergio Urrejola Monckeberg, each acting on behalf of either Royal Gold or Miner.

(iv)	“Agreement” means this Avío Agreement with all Exhibits and Schedules hereto.

(v)	“Allowable Refining Charge” has the meaning set forth in Section 3(e).

(vi)	“Ancillary Property Rights” mean any land and water rights owned, controlled, leased, mined or operated by or on behalf of Miner or any Affiliate of Miner on or after the date of this Agreement not included in the Mining Properties or the Subject Properties, but which are required for the development and operation of the Project.

(vii)	“Applicable Rate” has the meaning set forth in Section 3(c).

(viii)	“Approvals” mean any authorizations, licenses, permits, consents, waivers, grant notices, approvals, rulings, orders, certifications, exemptions, filings, variances, decrees, registrations, or other actions, whether written or oral, of, by, from or on behalf of any Governmental Authority or any other third party, together with all easements, rights-of-way and other rights to access or use property.

(ix)	“Avío” has the meaning set forth in Section 2(b).

(x)	“Avío Agreement” means this Avío Agreement with all Exhibits and Schedules hereto.

(xi)	“Aviador” has the meaning set forth in the introductory paragraph of this Agreement.

(xii)	“Cash” has the meaning set forth in Section 2(b).

(xiii)	“Closing Date” has the meaning set forth in Section 2(c).

(xiv)	“Condiciones Suspensivas” has the meaning set forth in Section 2(a).

(xv)	“Confidential Information” has the meaning set forth in Section 5(g).

(xvi)	“Creditor” has the meaning set forth in the introductory paragraph of this Agreement.

(xvii)	“Debtor” has the meaning set forth in the introductory paragraph of this Agreement.

(xviii)	“Deed of Cancellation” has the meaning set forth in Section 2(a).

(xix)	“Deed of Release” has the meaning set forth in Section 2(a).

(xx)	“Dispute” means a dispute arising out of, or connected with, this Agreement or any legal relationship associated with, or derived from, this Agreement (including any dispute related to the Deed of Release regardless of when it arises), provided, however, that any dispute arising before November 16, 2009 related to the interpretation, waiver or satisfaction of the Condiciones Suspensivas shall not be considered a Dispute for purposes of this Agreement and shall be resolved as provided in the Master Agreement. For further clarification, any dispute under the Master Agreement or the Royalty Agreement shall not be considered a Dispute for the purposes of this Agreement.

(xxi)	“Environmental Laws” mean Governmental Requirements relating to pollution or protection of the environment, including, without limitation, Governmental Requirements relating to emissions, discharges, or releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes which are applicable to the Subject Properties, the Project , the other assets owned, controlled or managed by Miner which are used on or in connection with the Subject Properties, the Ancillary Property Rights or the Project or to the activities of Miner on or in connection with the Subject Properties, the Ancillary Property Rights or the Project.

(xxii)	“Force Majeure” has the meaning set forth in Section 7(g).

(xxiii)	“Fundamental Process Change” means a material change in the process circuit of the Project consisting of an addition of equipment or the reconfiguration of existing equipment for the purposes of recovering additional minerals, as by-products or co-products or a similar change in the processing method by which copper is produced, provided, however, that a Fundamental Process Change shall not include changes in reagents, changes in grinding rates or media, the addition, elimination, reconfiguration or modification of pumping or piping or other flotation or support equipment, changes in concentrate grade or tailings targets, or the replacement of mill equipment, which are in any case implemented in the ordinary course of business, a shut-down of mining operations generally, or any change to the metallurgical process that is necessary or desirable to facilitate compliance with any Governmental Requirement, including any Environmental Law.
(xxiv)	“Governmental Authority” means the government of Chile or any state, provincial, territorial, divisional, county, regional, city or other political subdivision of Chile and any entity, court, arbitrator or arbitration panel, agency, department, commission, board, bureau or regulatory authority or other instrumentality of any of them exercising executive, legislative, judicial, regulatory or administrative functions that exercises valid jurisdiction, including over the Project, the Ancillary Property Rights or the Subject Properties.

(xxv)	“Governmental Requirement” means any law, statute, code, ordinance, treaty, order, rule, regulation, judgment, ruling, decree, injunction, franchise, permit, certificate, license, authorization, approval or other direction or requirement of any Governmental Authority.

(xxvi)	“ICC” has the meaning set forth in Section 7(b)(ii).

(xxvii)	“Irrevocable Mandate” means the Irrevocable Mandate executed between Royal Gold and Miner by means of a public deed granted on the date hereof.

(xxviii)	“Lien” means, as to any property or asset owned or held by a Person, any mortgage, deed of trust, lien, pledge, charge, security interest, preferential right, assignment, option, production payment or royalty (which for greater certainty excludes any Metal Sales Contract), avío according to the Mining Code or other encumbrance in, on or to, or any interest or title of any vendor, lessor, purchaser or other secured party to, or interest or title of any Person under any conditional sale or other title retention agreement or capital lease with respect to, such property or asset, the signing of any mortgage, deed of trust, pledge, charge, security agreement, assignment or similar instrument with respect to such property or asset, or the signing or filing of a financing statement with respect to such property or asset which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement with respect to such property or asset.

(xxix)	“Losses” has the meaning set forth in Section 7(e)(i).

(xxx)	“Master Agreement” has the meaning set forth Recital B of this Agreement.
(xxxi)	“Material Adverse Effect” means any change, effect, event, or occurrence that, either individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the Project, or the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Miner, each either considered as a whole or collectively in their entirety, as the case may be, other than any change, effect, event or occurrence in or relating to:
(A)	changes in general political, economic or financial conditions, whether domestic or international in either case, including changes or disruptions in securities, currency exchange, real property, labour or commodities markets (including without limitation gold or copper prices), except to the extent that such changes adversely affect the Project or the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Miner, as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(B)	acts of God, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or civil unrest, except to the extent that such acts of God, hostilities, war, terrorism or civil unrest adversely affect the Project or the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Miner, as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(C)	changes in applicable law or changes in generally accepted accounting principles, except to the extent that such changes in applicable law or changes in generally accepted accounting principles affect the Project or the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Miner, as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile; or

(D)	changes due to disruption of power, labour, utilities, water,

supply and transportation systems, except to the extent that such changes affect the Project or the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), capitalization, operations or results of operations of Miner, as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile.
(xxxii)	“Materials” has the meaning set forth in Section 6(i).

(xxxiii)	“Material Agreements” mean all Metal Sales Contracts, and all other material contracts, agreements, leases, instruments and other material binding commitments and undertakings of Miner necessary for the development and operation of the Project.

(xxxiv)	“Metal Sales Contract” means any contract between Miner and any smelter, refiner or other processor or purchaser for the sale, refining or other beneficiation of Subject Minerals in any form, including concentrates, that have been produced from the Subject Properties.

(xxxv)	“Miner” has the meaning set forth in the introductory paragraph of this Agreement.

(xxxvi)	“Minera Andacollo” has the meaning set forth in the introductory paragraph of this Agreement.

(xxxvii)	“Mining Properties” mean the exploitation mining concessions set forth in Section 1(d).

(xxxviii)	“Net Reference Price” has the meaning set forth in Section 3(f).

(xxxix)	“Parties” mean Miner and Royal Gold.

(xl)	“Payable Factor” means for gold contained in copper concentrate, the then effective gold payable percentage in the Metal Sales Contract governing sales of such copper concentrate.

(xli)	“Payable Subject Minerals” has the meaning set forth in Section 3(b).

(xlii)	“Person” means an individual, partnership, corporation (including a business trust), joint venture, limited liability company or other entity, or a Governmental Authority.

(xliii)	“Project” has the meaning set forth in Recital A to this Agreement.

(xliv)	“Project Studies” mean all feasibility studies and all geological, reserve, engineering, metallurgical and financial data and evaluations of the Project, the Ancillary Property Rights and the Subject Properties prepared by or for the benefit of Miner or otherwise in the possession and control of Miner which would reasonably be expected to be material to Royal Gold and made available to Royal Gold prior to the signing of the Master Agreement.

(xlv)	“Quarterly Adjustment” has the meaning set forth in Section 4(c).

(xlvi)	“Recovery Test Completion Date” means the date on which the Miner has demonstrated to the satisfaction of Royal Gold, acting reasonably, a metallurgical recovery rate of at least 61% of the gold contained in ore milled over any period of 90 consecutive days, determined in accordance with Schedule A, which period shall not commence until at least 180 days following initial mill start-up. This Schedule A, which is duly signed by the appearing Parties, is part of the instrument herein and is recorded at the end of the registry of the Notary who legalizes this public deed, under the same number of the same.

(xlvii)	“Reference Price” has the meaning set forth in Section 3(d).

(xlviii)	“Representatives” has the meaning set forth in Section 5(g).

(xlix)	“Royal Gold” has the meaning set forth in the introductory paragraph of this Agreement.

(l)	“Royalty” has the meaning set forth in Section 3(a).

(li)	“Royalty Agreement” means that certain Royalty Agreement between Royal Gold and Minera Andacollo of even date herewith.

(lii)	“Royalty Statement” has the meaning set forth in Section 4(b).

(liii)	“Subject Minerals” mean all gold mined and beneficiated from the Subject Properties and recovered in whatever form, including in concentrates, based on the actual metallurgical recovery rate, provided, however, that during the period between:
(A) the date which is six months after the first introduction of ore to the mill; and
(B) the Recovery Test Completion Date,
the amount of Subject Minerals shall be determined using a metallurgical recovery rate of 61% of the gold contained in ore milled, regardless of the actual metallurgical recovery rate. For the avoidance of doubt, as an example of the manner of the determination of the Subject Minerals during this period prior to the Recovery Test Completion Date and as illustration of the intent of the Parties with respect to such determination:
If there are 1,000 troy ounces of gold contained in the ore milled during a calendar month which is more than six months after the first introduction of ore to the mill but before the Recovery Test Completion Date, the Subject Minerals for such month shall be 610 troy ounces regardless of whether the actual metallurgical recovery rate for such month is greater than or less than 61%. For the purposes of the foregoing, the gold contained in ore milled shall be calculated in accordance with Schedule A.
and provided further, for greater certainty, any gold contained within slimes produced from the processing of oxide copper mineralization and associated copper cathode production from the supergene deposit on the Subject Properties through the Miner’s SX-EW plant will be deemed not to be Subject Minerals for the purposes of this Agreement.
(liv)	“Subject Properties” mean (A) the Mining Properties and (B) any other exploitation mining concessions that are acquired or constituted by Miner or any Affiliate of Miner, that are or may be in the future totally or partially located within the Universal Transverse Mercator coordinates described in Part II of Schedule B, which duly signed by the appearing Parties is part of the instrument herein and is recorded at the end of the registry of the Notary who legalizes this public deed, under number [___], and for greater certainty are or will from time to time be part of the Mining Properties and the Subject Properties and, therefore, are or will from time to time be subject to this Agreement, and for further certainty exclude any exploitation mining concessions located entirely outside the Universal Transverse Mercator coordinates described in Part II of Schedule B.

(lv)	“Subsidiary” means any corporation, association or other business entity more than 50% of each class of equity or voting securities of which is owned, directly or indirectly, by any Person.

(lvi)	“Taxes” mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by or on behalf of any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

(lvii)	“Transfer” has the meaning set forth in Section 6(o)(i).
     (b) In this Agreement:
(i)	unless the context otherwise clearly requires, (A) references to the plural include the singular, and references to the singular include the plural; (B) the words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (C) the terms “hereof,” “herein,” “hereunder,” “hereto,” and similar terms refer to this entire Agreement and not to any particular provision of this Agreement; (D) “or” is used in the inclusive sense of “and/or”; (E) if a word or phrase is defined, then its other grammatical or derivative forms have a corresponding meaning; (F) unless otherwise specified, the terms “day” and “days” mean and refer to calendar day(s); (G) the terms “business day” and “business days” mean and refer to any day other than a Saturday, Sunday, federal statutory holiday in the United States of America, or statutory holiday in Chile; and (H) if any action, including a payment hereunder, is required to be taken pursuant to this Agreement on or by a specified date that is not a business day, the action is valid if taken on or by the next business day.

(ii)	unless otherwise specified, all references to articles, sections, and exhibits are to the Articles, Sections, and Exhibits of this Agreement;

(iii)	the headings of the Sections of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and

(iv)	except where otherwise expressly provided, all monetary amounts are stated and shall be paid in the currency of the United States of America.
     (c) This Agreement shall be construed according to its fair meaning, taken as a whole, as if the Parties had prepared it jointly, not as if prepared by one of the Parties.
     (d) Miner owns the following exploitation mining concessions:
1.	Exploitation mining concession named “Aconcagua” the surveys and titles of which are currently registered on page 507 number 86 of the Property Registry of the Mines Registry Andacollo of the year 1996 (National Rol Nº 04106-0046-3);

2.	Exploitation mining concession named “Adolfo” the surveys and titles of which are currently registered on page 616 number 107 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0366-7);

3.	Exploitation mining concession named “Aguada” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0057-9);

4.	Exploitation mining concessions named “Aldo 1 to 50” the surveys and titles of which are currently registered on page 441 number 79 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0569-5);

5.	Exploitation mining concession named “Andrea” the surveys and titles of which are currently registered on page 242 number 48 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0594-6);

6.	Exploitation mining concessions named “Anita 1 al 15” the surveys and titles of which are currently registered on page 260 number 52 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0385-3);

7.	Exploitation mining concessions named “Antofagasta 1 al 2” the surveys and titles of which are currently registered on page 536 number 92 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0089-7);

8.	Exploitation mining concessions named “Antonio 1 al 17” the surveys and titles of which are currently registered on page 275 number 54 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0571-7);

9.	Exploitation mining concessions named “Antonio 1 al 23” the surveys and titles of which are currently registered on page 28 number 8 of the Property Registry of the Mines Registry of Ovalle of the year 1996 (National Rol Nº 04202-0295-4);

10.	Exploitation mining concession named “Arica” the surveys and titles of which are currently registered on page 527 number 90 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0282-2);

11.	Exploitation mining concession named “Atacama” the surveys and titles of which are currently registered on page 517 number 88 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0049-8);

12.	Exploitation mining concessions named “Blanca 1 al 2” the surveys and titles of which are currently registered on page 306 number 123 of the Property Registry of the Mines Registry of Ovalle of the year 1991 (National Rol Nº 04202-0202-4);

13.	Exploitation mining concessions named “Blanca Estela 1 al 2” the surveys and titles of which are currently registered on page 34 number 10 of the Property Registry of the Mines Registry Andacollo of the year 1994 (National Rol Nº 04106-0106-0) ;

14.	Exploitation mining concession named “Blanquita” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0058-7);

15.	Exploitation mining concession named “Carmen” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0330-6);

16.	Exploitation mining concession named “Carmen Bajo” the surveys and titles of which are currently registered on page 321 number 62 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0364-0);

17.	Exploitation mining concession named “Cautin” the surveys and titles of which are currently registered on page 511 number 87 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0283-0 );

18.	Exploitation mining concessions named “Chifute 1 al 8” the surveys and titles of which are currently registered on page 707 number 119 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0277-6);

19.	Exploitation mining concessions named “Chorrillo”, “Chorrillo Segunda” and “Chorrillo Tercera” which surveys and titles are currently registered on page 629 number 110 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0213-K);

20.	Exploitation mining concessions named “Churque 1 al 100” the surveys and titles of which are currently registered on page 287 number 55 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0263-6);

21.	Exploitation mining concessions named “Churque 1 al 4” the surveys and titles of which are currently registered on page 566 number 98 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0326-8);

22.	Exploitation mining concessions named “Churque 5 al 9” the surveys and titles of which are currently registered on page 255 number 51 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0386-1);

23.	Exploitation mining concession named “Clavel” the surveys and titles of which are currently registered on page 521 number 89 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0062-5);

24.	Exploitation mining concessions named “Cobre Morado 1 al 10” the surveys and titles of which are currently registered on page 15 number 9 of the Property Registry of the Mines Registry Andacollo of the year 1997 (National Rol Nº 04106-0474-4);

25.	Exploitation mining concession named “Compañia” the surveys and titles of which are currently registered on page 331 number 67 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0355-1);

26.	Exploitation mining concessions named “Complemento 1 al 10” the surveys and titles of which are currently registered on page 266 number 53 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0573-3);

27.	Exploitation mining concession named “Condella” the surveys and titles of which are currently registered on page 623 number 109 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0552-K);

28.	Exploitation mining concession named “Coquimbana” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0329-2);

29.	Exploitation mining concession named “Coquimbo” the surveys and titles of which are currently registered on page 319 number 61 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0358-6);

30.	Exploitation mining concession named “Culebron” the surveys and titles of which are currently registered on page 562 number 97 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0015-3);

31.	Exploitation mining concession named “Desempeño” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0331-4);
32.	Exploitation mining concession named “El Toro” the surveys and titles of which are currently registered on page 582 number 102 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0047-1);

33.	Exploitation mining concession named “Emmita” the surveys and titles of which are currently registered on page 329 number 66 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0009-9);

34.	Exploitation mining concessions named “Encarnación 1 al 10” the surveys and titles of which are currently registered on page 83 number 17 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0276-8);

35.	Exploitation mining concessions named “Escondida 1 al 2” the surveys and titles of which are currently registered on page 633 number 111 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0040-4);

36.	Exploitation mining concession named “Glady” the surveys and titles of which are currently registered on page 185 number 35 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0611-K);

37.	Exploitation mining concession named “Gloria” the surveys and titles of which are currently registered on page 149 number 29 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0609-8);

38.	Exploitation mining concession named “Guanaco” the surveys and titles of which are currently registered on page 333 number 68 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0363-2);

39.	Exploitation mining concessions named “Hermosa 1 al 3” the surveys and titles of which are currently registered on 120 page number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0059-5);

40.	Exploitation mining concession named “Hermosa” the surveys and titles of which are currently registered on page 179 number 34 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0617-9);

41.	Exploitation mining concession named “Huamachuco” the surveys and titles of which are currently registered on 120 page number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0332-2);

42.	Exploitation mining concession named “Infante” the surveys and titles of which are currently registered on page 327 number 65 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0012-9);

43.	Exploitation mining concession named “Invierno” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0334-9);

44.	Exploitation mining concession named “Jazmin” the surveys and titles of which are currently registered on page 746 number 123 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0343-8);

45.	Exploitation mining concession named “Las Dos Coloradas” the surveys and titles of which are currently registered on page 315 number 59 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0357-8);

46.	Exploitation mining concession named “Laura” the surveys and titles of which are currently registered on page 237 number 47 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0557-0);

47.	Exploitation mining concession named “Limari” the surveys and titles of which are currently registered on page 541 number 93 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0538-4);

48.	Exploitation mining concession named “Los Angeles” the surveys and titles of which are currently registered on page 122 over number 24 of the Property Registry of the Mines Registry of Coquimbo of the year 1960 (National Rol Nº 04106-0365-9);

49.	Exploitation mining concessions named “Los Veneros 1 al 114” the surveys and titles of which are currently registered on page 10 number 4 of the Property Registry of the Mines Registry Andacollo of the year 2007 (National Rol Nº 04104-1067-2) ;

50.	Exploitation mining concessions named “Louisiana”, “Clarin”, “Alabama”, “Rosa”, “Colorada”, “Demasia”, “Florida”, “Tenesee” and “Maria” the surveys and titles of which are currently registered on page 74 number 15 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0342-K);

51.	Exploitation mining concessions named “Luz 1 al 6” the surveys and titles of which are currently registered on page 619 number 108 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0198-2);

52.	Exploitation mining concession named “Maravilla” the surveys and titles of which are currently registered on page 499 number 84 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0002-1);

53.	Exploitation mining concession named “Marta Elvira” the surveys and titles of which are currently registered on page 317 number 60 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0356-K);

54.	Exploitation mining concession named “Martina” the surveys and titles of which are currently registered on page 231 number 46 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0618-7);

55.	Exploitation mining concession named “Maruja Primera” the surveys and titles of which are currently registered on page 335 number 69 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0555-4);

56.	Exploitation mining concession named “Maruja Segunda” the surveys and titles of which are currently registered on page 750 number 124 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0554-6);

57.	Exploitation mining concession named “Miguel” the surveys and titles of which are currently registered on page 614 number 106 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0508-2);

58.	Exploitation mining concessions named “Nanita 1 al 65” the surveys and titles of which are currently registered on page 39 number 13 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0575-K);

59.	Exploitation mining concession named “Negrita” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0005-6);

60.	Exploitation mining concessions named “Nelly 1 al 5” the surveys and titles of which are currently registered on page 304 number 56 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0576-8);

61.	Exploitation mining concession named “Ohio” the surveys and titles of which are currently registered on page 521 number 89 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0063-3);

62.	Exploitation mining concession named “Otoño” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0006-4);

63.	Exploitation mining concession named “Pelargonia” the surveys and titles of which are currently registered on page 557 number 96 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0328-4);

64.	Exploitation mining concession named “Perlita” the surveys and titles of which are currently registered on page 325 number 64 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0066-8);

65.	Exploitation mining concession named “Poderosa” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0335-7);

66.	Exploitation mining concession named “Preciosa” the surveys and titles of which are currently registered on page 217 number 41 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0359-4);

67.	Exploitation mining concession named “Primavera” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0336-5);

68.	Exploitation mining concession named “Protectora” the surveys and titles of which are currently registered on page 219 number 42 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0010-2);

69.	Exploitation mining concession named “Prudencio” the surveys and titles of which are currently registered on page 221 number 43 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0360-8);

70.	Exploitation mining concession named “Reforma” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0060-9);

71.	Exploitation mining concession named “Relleno” the surveys and titles of which are currently registered on page 173 number 33 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0577-6);

72.	Exploitation mining concession named “Resguardo” the surveys and titles of which are currently registered on page 311 number 57 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0362-4);

73.	Exploitation mining concessions named “Rio Elqui Uno 1 al 33” the surveys and titles of which are currently registered on page 1160 number 229 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0928-3);

74.	Exploitation mining concessions named “Rio Elqui Dos 1 al 95” the surveys and titles of which are currently registered on page 1169 number 230 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0929-1);

75.	Exploitation mining concessions named “Rio Elqui Tres 1 al 53” the surveys and titles of which are currently registered on page 769 number 127 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0930-5);

76.	Exploitation mining concessions named “Rio Limari Dos 1 al 11” the surveys and titles of which are currently registered on page 788 number 129 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0932-1);

77.	Exploitation mining concessions named “Rio Limari Tres 1 al 70” the surveys and titles of which are currently registered on page 1178 number 231 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0933-K);

78.	Exploitation mining concessions named “Rio Limari Cuatro 1 al 82” the surveys and titles of which are currently registered on page 779 number 128 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0934-8);

79.	Exploitation mining concession named “Roberto” the surveys and titles of which are currently registered on page 223 number 44 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0367-5);

80.	Exploitation mining concession named “Rojo Dos” the surveys and titles of which are currently registered on page 454 number 80 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0578-4);

81.	Exploitation mining concession named “Rosario” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0337-3);

82.	Exploitation mining concessions named “Rosario 54 al 65”, “Rosario 67” and “Rosario 89” which surveys and titles are currently registered on page 598 number 105 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0389-6);

83.	Exploitation mining concession named “Rosario 66” the surveys and titles of which are currently registered on page 70 number 14 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0559-7);

84.	Exploitation mining concessions named “Rosario 130 al 138” the surveys and titles of which are currently registered on page 34 number 12 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0629-2);

85.	Exploitation mining concessions named “Rosario 171/185” which surveys and titles are currently registered on page 586 number 103 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0631-4);

86.	Exploitation mining concessions named “Rosario 186 al 188” and “Rosario 193” which surveys and titles are currently registered on page 591 number 104 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0632-2);

87.	Exploitation mining concession named “Rosario 194” the surveys and titles of which are currently registered on page 80 number 16 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0633-0);

88.	Exploitation mining concession named “San Jose” the surveys and titles of which are currently registered on page 88 over number 11 of the Property Registry of the Mines Registry of Coquimbo of the year 1962 (National Rol Nº 04106-0065-K);

89.	Exploitation mining concession named “San Lorenzo” the surveys and titles of which are currently registered on page 323 number 63 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0361-6);

90.	Exploitation mining concession named “San Miguel” the surveys and titles of which are currently registered on page 578 number 101 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0050-1);

91.	Exploitation mining concession named “San Pedro” the surveys and titles of which are currently registered on page 574 number 100 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0090-0);

92.	Exploitation mining concessions named “Sandra 1 al 3” the surveys and titles of which are currently registered on page 387 number 74 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0579-2);

93.	Exploitation mining concession named “Sandro” the surveys and titles of which are currently registered on page 247 number 49 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0580-6);

94.	Exploitation mining concession named “Sebastopol” the surveys and titles of which are currently registered on page 120 number 24 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0007-2);

95.	Exploitation mining concession named “Soledad” the surveys and titles of which are currently registered on page 191 number 36 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0558-9);

96.	Exploitation mining concession named “Sonia Primera” the surveys and titles of which are currently registered on page 200 number 38 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0614-4);

97.	Exploitation mining concession named “Sonia Segunda “ the surveys and titles of which are currently registered on page 206 number 39 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0616-0);

98.	Exploitation mining concession named “Sonia Tercera “ the surveys and titles of which are currently registered on page 212 number 40 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0615-2);

99.	Exploitation mining concession named “Sussy Primera “ the surveys and titles of which are currently registered on page 108 number 22 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04104-0622-5);

100.	Exploitation mining concession named “Tarapaca “ the surveys and titles of which are currently registered on page 570 number 99 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0281-4);

101.	Exploitation mining concession named “Valdivia 1” the surveys and titles of which are currently registered on page 531 number 91 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0048-K);

102.	Exploitation mining concession named “Veranito 1” the surveys and titles of which are currently registered on page 659 number 116 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0280-6);

103.	Exploitation mining concession named “Verde Bajo” the surveys and titles of which are currently registered on page 313 number 58 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0011-0);

104.	Exploitation mining concessions named “Viejo 1 al 4” the surveys and titles of which are currently registered on page 546 number 94 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0094-3);

105.	Exploitation mining concessions named “Zapallo 1 al 3” the surveys and titles of which are currently registered on page 552 number 95 of the Property Registry of the Mines Registry of Andacollo of the year 1996 (National Rol Nº 04106-0325-K);

106.	Exploitation mining concessions named “Esperanza 1 al 3” the surveys and titles of which are currently registered on page 19 number 12 of the Property Registry of the Mines Registry Andacollo of the year 2004 (National Rol Nº 04104-1053-2);

107.	Exploitation mining concessions named “Fuerza 1 al 24” the surveys and titles of which are currently registered on page 109 number 62 of the Property Registry of the Mines Registry Andacollo of the year 2003 (National Rol Nº 04104-1049-4);

108.	Exploitation mining concessions named “Milla 1 al 10” the surveys and titles of which are currently registered on page 91 number 59 of the Property Registry of the Mines Registry Andacollo of the year 2003(National Rol Nº 04104-1050-8);

109.	Exploitation mining concessions named “Nuevo Mexico 1 al 40” the surveys and titles of which are currently registered on page 9 number 9 of the Property Registry of the Mines Registry Andacollo of the year 2004 (National Rol Nº 04106-0268-7);

110.	Exploitation mining concessions named “Osorno 1 al 8” the surveys and titles of which are currently registered on page 1098 number 213 of the Property Registry of the Mines Registry Andacollo of the year 1996 (National Rol Nº 04106-0488-4);

111.	Exploitation mining concession named “Recife 1” the surveys and titles of which are currently registered on page 104 number 61 of the Property Registry of the Mines Registry Andacollo of the year 2003 (National Rol Nº 04104-1051-6);

112.	Exploitation mining concessions named “Remanso 1 al 30” the surveys and titles of which are currently registered on page 97 number 60 of the Property Registry of the Mines Registry Andacollo of the year 2003 (National Rol Nº 04104-1052-4);

113.	Exploitation mining concessions named “Rosa 1 al 15” the surveys and titles of which are currently registered on page 250 number 55 of the Property Registry of the Mines Registry Andacollo of the year 1997 (National Rol Nº 04104-0959-3);

114.	Exploitation mining concessions named “Rosa Segunda 1 al 41” the surveys and titles of which are currently registered on page 232 number 53 of the Property Registry of the Mines Registry Andacollo of the year 1997 (National Rol Nº 04104-0961-5); and

115.	Exploitation mining concessions named “Vicky 1/2” the surveys and titles of which are currently registered on page 167 number 32 of the Property Registry of the Mines Registry Andacollo of the year 1996 (National Rol Nº 04104-0624-1).

2. Avío Agreement.
     (a) Minera Andacollo and Royal Gold agree herein to a simple and determined avío agreement that is governed by the terms and conditions set forth hereto and its corresponding Exhibits and Schedules and by the regulations contained in Third Paragraph of Title XI of the Mining Code, the Civil Code and other relevant regulations in those matters not addressed herein.
     This Avío Agreement is subject to the satisfaction or waiver of the conditions for effectiveness (condiciones suspensivas) set forth herein and in Schedule C (the “Condiciones Suspensivas”), including but not limited to the registration of this Agreement and prohibitions mentioned under Section 6 (p) and the payment to Miner of the Cash mentioned hereto below. This Schedule C, duly signed by the appearing Parties, is part of the instrument herein and is recorded at the end of the registry of the Notary who legalizes this public deed, under the same number of the same. This Agreement and its registration or annotation related thereto, including those relating to the prohibitions mentioned under Sections 6(p), will terminate immediately, ipso facto, without the need of any declaration, judicial or otherwise, further action from, or document executed by, any of the Parties, if the Condiciones Suspensivas have not been satisfied or waived on or before November 16, 2009, which circumstance for all legal purposes will be demonstrated solely by the lack of execution by the Parties of a public deed granted on this same Notarial Office on or before November 16, 2009, leaving record of the satisfaction or waiver of the Condiciones Suspensivas and expressly waiving their right to request the termination (resolución) of the sale of the Royalty, as provided in articles 1489 and 1873 of the Chilean Civil Code (the “Deed of Release”). If this Agreement has terminated as provided above (i) Miner will be entitled to request to Royal Gold’s Agent, as provided in the Irrevocable Mandate, to execute on behalf of Royal Gold and together with Miner, a public deed whereby it is declared that this Agreement has terminated because the Condiciones Suspensivas have failed, and including any provision considered necessary or desirable to request the cancellation of the registrations eventually made as provided herein (the “Deed of Cancellation”) and (ii) Royal Gold will be entitled to request to Miner’s Agent, as provided in the Irrevocable Mandate, to execute on behalf of Miner and together with Royal Gold, a Deed of Cancellation. In accordance with article 1813 of the Chilean Civil Code, the Parties hereby expressly state that the Royalty is an aleatory payment (pago aleatorio) contingent on the proceeds obtained from the exploitation of the Subject Properties and thus the sale of the same is not subject to the condition that such proceeds exist. The Royalty shall be calculated in accordance with Section 3 below.
     (b) Avío to be delivered by Aviador to Miner. By this instrument, Royal Gold obliges itself to give to Minera Andacollo as an avío the sum of $95,000,000, in immediately available funds (the “Cash” or “Avío”).
     The Cash shall be paid on the Closing Date by paying $95,000,000 in cash or immediately available funds, by means of an electronic transfer of funds in that exact amount. Upon payment of the Cash and satisfaction or waiver of the other Condiciones Suspensivas, the

Parties shall execute a Deed of Release which for greater clarity will be on the date the last of the Condiciones Suspensivas has been satisfied or waived.
     (c) As used in this Agreement, “Closing Date” means the later of the date:
(i)	to be designated by Royal Gold, which date shall be no later than the fifth business day after Royal Gold and its Chilean counsel have received, to their reasonable satisfaction:
(A)	for each of the Subject Properties, the following certificates from the relevant Mining Register: (X) mortgages and encumbrances, (Y) interdictions and prohibitions, and (Z) ownership; and

(B)	authorized copies of the registrations made evidencing the Avío Agreement and grant of prohibition contemplated therein and the mortgages and grant of prohibition under the Royalty Agreement;
(ii)	that is mutually agreed to in writing by the Parties; and

(iii)	that is ten business days after the date designated by Royal Gold pursuant to Section 2(c)(i) or mutually agreed by the Parties pursuant to Section 2(c)(ii), as the case may be; provided that Miner has delivered written notice to Royal Gold pursuant to Section 2(a)(vii)(A) of Schedule C, and Royal Gold has delivered written notice to Miner of its intention to postpone the Closing Date by ten business days, provided, however that each of the other Condiciones Suspensivas (other than the conditions which by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions) shall have been satisfied or waived as of the designated or agreed date.
     (d) The appearing Parties leave on record that the following covenants have been considered essential elements for entering into this Avío Agreement:
(i)	Miner shall invest the Avío for the benefit of the exploitation of the Subject Properties, particularly the construction, development and operation of the Project;

(ii)	That after the delivery of the Cash to Miner the Subject Properties will be free and clear of any Lien (other than any Lien created by this Agreement or the Royalty Agreement or as set forth in Schedule 3(h) of the Master Agreement); and

(iii)	In exchange, Aviador will only receive from Miner a Royalty that will be calculated according to Section 3.
     (e) Determined Avío. Aviador and Miner leave on record that this Agreement is a determined Avío, since it is agreed for the amount of Cash described Section 2(b). Additionally, the Parties leave on record that the term of this Avío Agreement will be 50 years from its execution date.
     (f) Waiver of Rights by Miner. Pursuant to Article 12 of the Chilean Civil Code, Miner hereby waives the right contemplated in Article 210, paragraph second, of the Mining Code, this is, it waives the right to unilaterally terminate this Agreement by disposing of the ownership of the Subject Properties in favor of the Aviador.
     (g) Waiver of Rights by Aviador. Pursuant to Article 12 of the Chilean Civil Code, (x) Aviador hereby waives the rights contemplated in Articles (i) 213 second paragraph, (ii) 214 and (iii) 215 second paragraph, of the Mining Code; and (y) Aviador hereby waives the right contemplated in Article 213 third paragraph of the Mining Code, related to the right of Aviador to take over the administration of the Mining Properties in the scenarios set out in such provision, with the exception that it will be entitled to exercise such right as provided in Section 5(b), to the fullest extent allowable by law.
3. Payment of What is Owed to Aviador. In consideration of the Cash delivered by Aviador to Miner, and therefore, as payment for the Avío, Debtor shall pay to Creditor, as unique compensation, a Royalty which will be calculated and paid to Aviador on the terms and conditions set forth below. Accordingly, last paragraph of Article 211 of the Mining Code is not and will not be applicable by any means.
     (a) As used in this Agreement, the “Royalty” means an interest in the Subject Minerals when produced from the Subject Properties granted by Miner to Royal Gold free and clear of any Lien (other than any Lien created by this Agreement or the Royalty Agreement) and determined and payable as provided in this Agreement. The Royalty shall be calculated each month, adjusted each calendar quarter, and shall be equal to the product obtained by multiplying (i) the Payable Subject Minerals by (ii) the Applicable Rate and then multiplying the resulting product by (iii) the Net Reference Price.
     (b) As used in this Agreement, “Payable Subject Minerals” mean, the number of troy ounces of Subject Minerals shipped during a calendar month to a smelter, refiner, other processor or purchaser multiplied by the Payable Factor.
     (c) As used in this Agreement, “Applicable Rate” means 24% until such time as the cumulative Payable Subject Minerals under this Agreement after the Closing Date is equal to 910,000 troy ounces and 16% thereafter.

     (d) As used in this Agreement, “Reference Price” means the monthly average of the daily official London Bullion Market afternoon quotations for gold quoted in dollars per ounce and calculated to two decimal places as reported by the London Bullion Market Association. If the London Bullion Market Association ceases to publish such quotations for gold, the Reference Price shall be determined by mutual agreement between the Parties, acting reasonably, and if such agreement cannot be reached within five business days of the London Bullion Market Association ceasing to publish the price for gold by arbitration in accordance with Section 7(b) of this Agreement.
     (e) As used in this Agreement, “Allowable Refining Charge” means (i) for purposes of the calculation of the Royalty under Section 4(a), the lesser of (A) $6.00 per payable troy ounce of gold for the month or (B) the weighted average refining charge per payable troy ounce of gold for the month in the applicable Metals Sales Contracts, and (ii) for purposes of the calculation of the Quarterly Adjustment to the Royalty under Section 4(c), the lesser of (A) $6.00 per payable troy ounce of gold for the quarter or (B) the weighted average refining charge per payable troy ounce of gold for the quarter in the applicable Metals Sales Contracts.
     (f) As used in this Agreement, “Net Reference Price” means (i) the Reference Price minus (ii) the Allowable Refining Charge.
     (g) The Parties agree that monies paid or which shall be paid by Miner to Aviador -pursuant to the stipulation of Section 3 and first paragraph of Article 211 of the Mining Code- on top of the Avío during the term of this Agreement, for all legal purposes will be deemed as a premium agreed between Miner and Aviador and shall not be subject to any limit.
4. Time and Manner of Payment of the Royalty.
     (a) Beginning in the calendar month in which copper concentrate produced from the Subject Properties is first shipped to any smelter, refiner or other processor or purchaser, the Royalty shall be computed, accrued and paid, if applicable, on a monthly basis within 15 days after the end of each calendar month. Notwithstanding the foregoing, Miner shall be required to pay at that time only that percentage of the Royalty due in respect of any Subject Minerals that is equal to the percentage of the payment that Miner has received or has been credited with payment for the sale or disposition of such Subject Minerals at that time under the Metal Sales Contract; provided, however, that Miner shall bear all risk of loss of material in the event of a loss in transit of any Subject Minerals shipped to any third party smelter, refiner or other processor or purchaser under any Metal Sales Contract and the Royalty shall be paid solely from, and at the time of, the Miner’s receipt of insurance benefits paid in respect of such loss.
     For the avoidance of doubt, as an example of the manner of the determination of the timing of the Royalty and as illustration of the intent of the Parties with respect to such determination:
If copper concentrate is shipped on February 15, and Miner has received or been credited with payment of 85% of the net smelter return during the month of February, Royal Gold shall receive 85% of the Royalty based on the Payable Subject Minerals in such shipment on March 15, or the next business day following thereafter if March 15 is not a business day. If Miner has received or been credited with payment of the remaining 15% of the net smelter return payable on April 15, Royal Gold shall receive the remaining 15% of the Royalty based on the Payable Subject Minerals in such shipment on May 15 or the next business day following thereafter if May 15 is not a business day.
     (b) Each Royalty paid by Miner to Royal Gold shall be accompanied by a statement (“Royalty Statement”) in reasonable detail sufficient to allow Royal Gold to determine the method of computation of such Royalty and the accuracy thereof. Each Royalty Statement shall include the number of troy ounces of Subject Minerals shipped to a smelter, refiner, other processor or purchaser during the applicable calendar month, and the Payable Subject Minerals, Payable Factor, Applicable Rate, Reference Price and Allowable Refining Charge then in effect, as well as any other pertinent information, in sufficient detail to explain the calculation of the Royalty.
     (c) Within 15 days of the end of each calendar quarter (March 31, June 30, September 30 and December 31), Miner will reconcile, on an aggregate basis, any adjustments (up or down) to the Royalty Statements as may be necessary for such quarter to reflect the difference between the Royalty, as calculated and paid on a monthly basis, and the Royalty calculated for such quarter, reflecting (i) the Allowable Refining Charges calculated for such calendar quarter, (ii) any adjustments to the weight or grade of the concentrate made pursuant to any Metal Sales Contract during such quarter and (iii) to the extent that the average Payable Factor for such calendar quarter is less than 90.6%, to increase the Royalty in respect of such calendar quarter to reflect a deemed Payable Factor of 90.6% (each a “Quarterly Adjustment”). In the event the Quarterly Adjustment reflects a balance owing to Royal Gold, the Miner shall provide written notice to Royal Gold of the amount of such underpayment and will pay such Quarterly Adjustment in accordance with Section 4(a) of this Agreement. In the event the Quarterly Adjustment reflects an overpayment to Royal Gold, the Miner shall provide written notice to Royal Gold of the amount of such overpayment and shall be entitled to deduct such amount of the Quarterly Adjustment from any Royalties owing to Royal Gold.
     (d) Royal Gold, at its sole election and expense, shall have the right to perform audits of Miner’s accounts relating to the Royalty Statements. Any such inspection shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon at least 10 business days’ prior written notice by Royal Gold, subject at all times to the workplace rules and supervision of Miner, and provided that any rights of access do not interfere with any exploration, development, mining or milling activities conducted on the Subject Properties. Each Royalty Statement shall be final and binding on Miner and not subject to subsequent modification by Miner, except to the extent necessary to account for a final settlement made by a smelter or refinery in respect of a provisional payment that was previously included in the calculation of a Royalty as set forth in a Quarterly Adjustment. Notwithstanding the foregoing,

Royal Gold may by written notice to Miner delivered within one year after the receipt of a Royalty Statement object to a payment of the Royalty to which such Royalty Statement relates. Such notice shall specify the basis for the objection in reasonable detail. Subject to Section 7(b), Miner shall be required to account for any deficit in the payment of such Royalty which was the subject of such objection. For greater certainty, if it is determined by agreement of the Parties or by arbitration that any Royalty has not been properly paid in full, Miner shall make the balance of such Royalty owing within 10 days of such agreement or arbitral award.
     (e) Except to the extent that Royal Gold has exercised its right to take all or a portion of the Royalty in kind pursuant to Section 4(f), all payments of the Royalty shall be made in United States dollars by wire transfer in immediately available funds to Royal Gold on or before the due date at an account designated by Royal Gold and communicated to Miner at least five days prior to the due date.
     (f) To the extent that physical gold is made available to Miner in the case of gold recovered from concentrate, Royal Gold may elect, upon 15 days’ written notice to Miner prior to the first day of the first calendar month for which such election shall be effective, to take all or a portion of the Royalty in kind by physical delivery of the refined gold. During any period in which Royal Gold has elected to take the Royalty for gold in kind, Miner shall make the refined gold bullion available to Royal Gold at the place where the bullion has been refined on the date for payment of the Royalty. The bullion shall be in the form in which Miner sells or otherwise disposes of the same. Miner shall provide at least 10 days’ prior notice to Royal Gold of the name and location of the refinery or smelter and the date or dates on which the bullion will be available to Royal Gold.
5. General Covenants.
     (a) Use of Cash. Without prior written authorization from Aviador, Miner may not invest the Cash for a different use than the one described in Section 2(d).
     (b) Administration of the Subject Properties. While this Agreement is in force the administration of the Subject Properties will be vested in Miner. Notwithstanding the foregoing, Aviador will have the right to take over the administration of the Subject Properties, as provided in Section 2(g)(y) of this Agreement, in the following events:
(i)	any of the events set forth in clauses Section 6(d)(i) through 6(d)(iv) of this Agreement (Notice of Default or Insolvency Event); or

(ii)	any Transfer by Miner of any interest in this Agreement, the Project, the Subject Properties or the Ancillary Property Rights that is not in accordance with Section 6(o)(ii) of this Agreement; or

(iii)	Miner signs any type of avío with respect to all or any of the Subject Properties that is in violation of Section 6(p)(i) of this Agreement.

     (c) Hedging Transactions: Futures, Options and Other Trading. No profits or losses resulting from any hedging agreements, commodity futures trading, option trading, metals trading, gold loan forward sale, option, swap, price collar of fixing contract off-take agreement or any combination thereof, and any other similar transactions by Miner shall be subject to the Royalty and all such transactions by Miner, and any profits or losses associated therewith, shall be solely for the account of Miner engaging in such transactions and shall not be included in the calculation of the Royalty.
     (d) Commingling. Miner shall be entitled to commingle Subject Minerals and minerals from any other properties during the production, milling (concentrating), refining, minting or further processing of Subject Minerals. Before any Subject Minerals produced from any of the Subject Properties are commingled with minerals from other properties, the Subject Minerals shall be weighed, measured, sampled and analyzed in accordance with sound mining and metallurgical practices and in accordance with a written plan in reasonable detail previously submitted to Royal Gold so that quantities of gold and the Royalty can be reasonably and accurately determined. Representative samples of the Subject Minerals produced from the Subject Properties shall be retained by Miner and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine metal, commercial minerals, and other appropriate content. Detailed records shall be kept by Miner showing measures, moisture, assays of metal, commercial minerals, and other appropriate mineral content of Subject Minerals produced from the Subject Properties, and copies of all such records shall be provided to Royal Gold on a contemporaneous basis. From this information, Miner shall determine the amount of the Royalty due and payable to Royal Gold from the Subject Minerals produced from the Subject Properties that are to be commingled with minerals from other properties. If Royal Gold does not object in respect of a payment of the Royalty within the period for objection specified in Section 4(d), Miner may dispose of the measurement and sampling materials and data required to be kept and produced by this Section 5(d).
     (e) Books and Records. Miner shall keep true and accurate books and records of all of its operations and activities under this Agreement or which would affect any Royalty under this Agreement. Such books and records shall be kept in accordance with generally accepted accounting principles consistently applied. Miner shall keep for a period of not less than three years, all records and information relating to the calculation and payment of the Royalty, including accurate records of tonnage, volume of production, analyses of products, weight, moisture, assays of pay metal content, refining charges and other related records and information.
     (f) Reports. Miner shall deliver to Royal Gold or make available to Royal Gold on a secure website:
(i)	Monthly construction, operating and exploration reports for all activities on the Subject Properties, copies of all metallurgical results received from any smelter, refiner, other processor or purchaser in respect of Subject Minerals;

(ii)	Annual reports of mineral reserves and resources for the Subject Properties as and when calculated from time to time but no less frequently than December 31 of such year and such reports shall be delivered to Royal Gold within two months following such date of estimation;

(iii)	A list of all material engineering and economic studies or reports related to the Project, including all material amendments or revisions to Project Studies, as and when prepared, and if requested by Royal Gold a copy of any or all such reports and studies, in paper and electronic format as requested by Royal Gold;

(iv)	A copy of the annual budget for operations on the Subject Properties, production forecasts and life of mine plan, and all material updates or revisions to any of them, as and when prepared;

(v)	A copy of all new Metal Sales Contracts and any amendment to an existing Metal Sales Contract;

(vi)	Prompt notice of any material event pertaining to the Project or the Subject Properties, including any material event of Force Majeure, legal or administrative proceedings, disputes under any Metal Sales Contract, notice of a violation of any Governmental Requirement, any event, development or occurrence that has or is reasonably likely to have a Material Adverse Effect on Miner, or any actual or threatened withdrawal or cancellation of any material Approval; and

(vii)	Advance notice of any proposed Fundamental Process Change.
     Notwithstanding this Sections 5(f), Miner shall have no obligation to provide any Person to act as a qualified person in respect of, provide qualified person consents or certificates in respect of or otherwise certify for or on behalf of Royal Gold, any mineral reserve and resource statements, reports, press releases or other documentation of any kind.
     (g) Inspections. According to the first paragraph of Article 215 of the Mining Code, the Parties have agreed that at any reasonable time during normal business hours and from time to time, on reasonable prior notice, Miner shall permit Royal Gold acting through its officers, employees and representatives (the “Representatives”), acting reasonably and at their own expense, to review, examine and make copies of and abstracts from the books and records of Miner referred to in Section 5(e) and to visit and inspect the properties of Miner (including the Subject Properties, the Ancillary Property Rights and all improvements thereto and operations thereon) and to discuss the operations, technical findings, affairs, finances and accounts of Miner and other matters affecting Miner and its properties with the officers of Miner (the “Confidential

Information”). To the extent permitted under the Metal Sales Contracts, Royal Gold and its Representatives shall also have the right to be present or to be represented at any smelter, refinery or other processing facility at which the weighing, sampling and assaying of metals and the calculation of the Royalty will be determined and any information or documentation obtained from those visits or investigations shall also be considered part of the Confidential Information. Miner shall not be responsible for injuries to or damages suffered by Royal Gold or its representatives while visiting the properties of the Miner (including the Subject Properties) unless such injuries or damages are caused or contributed to by the gross negligence or willful misconduct of Miner or its representatives. Royal Gold and its Representatives shall not permit their activities permitted by this Section 5(g) to unreasonably interfere with the business and operations of Miner and its properties, including the Project site, or at any mill or processor at which Subject Minerals may be processed, and agree that such inspections shall be subject to the confidentiality provisions of this Agreement. Such site inspection activities shall also be subject to supervision of Miner, conducted in compliance with Governmental Requirements and Miner’s safety and workplace rules and procedures. Royal Gold and its Representative shall diligently complete any audit or other examination permitted hereunder.
6. Additional Covenants of the Parties.
     (a) Maintenance of Insurance. Miner will maintain, with financially sound and reputable insurance companies, property, liability, business interruption, construction and other insurance covering Miner and its operations, the Project, the Ancillary Property Rights and the Subject Properties and covering at least such risks, liabilities, damages and loss as are usually insured against at mining operations of similar size and scope in Chile.
     (b) Preservation of Existence, Etc. Miner shall preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its incorporation or formation; and, Miner will maintain the qualifications required in view of its business and operations or the ownership of its properties. Miner shall not, except with 60 days’ prior written notice to Royal Gold and as provided in Section 6(o)(ii) of this Agreement, as applicable, liquidate or dissolve, or enter into any consolidation, amalgamation or merger, or enter into any partnership, joint venture or other combination where such combination involves a contribution by Miner of all or substantially all of its assets, or sell, lease or dispose of its business or assets as a whole or in an amount which constitutes substantially all of such assets, or sell, lease or dispose of all or substantially all of the Subject Properties or the Ancillary Property Rights, or enter into any agreement with respect to the foregoing or agree to do or undertake any of the foregoing.
     (c) Maintenance of the Project. Miner shall not, directly or indirectly, except with 60 days’ prior written notice to Royal Gold, abandon, delay, forego or stop the exploration, development, construction or operation of the Project, or abandon, relinquish, terminate or allow the termination of any claim, lease, title or interest within or forming part of the Subject Properties or the Ancillary Property Rights, or abandon, relinquish, terminate or, to the extent it is within Miner’s control, allow the termination of any Approval necessary for the development, construction or operation of the Project, except for cessation of operations under care and maintenance, as a result of a Force Majeure, pursuant to any Governmental Requirement or to protect life, limb or property.
     (d) Notice of Default or Insolvency Proceedings. Miner shall furnish to Royal Gold as soon as possible and in any event within three business days after the occurrence of any material breach of any covenant, agreement or obligation of Miner under this Agreement, written notice setting forth the details of such breach, and the action that Miner proposes to take with respect thereto. Miner shall also furnish to Royal Gold immediate written notice if either: (i) Miner or any of its shareholders or Subsidiaries commence a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; (ii) Miner or any of its shareholders or Subsidiaries consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; (iii) Miner or any of its shareholders or Subsidiaries make a general assignment for the benefit of creditors; (iv) Miner or any of its shareholders or Subsidiaries takes corporate or other action in furtherance of any of the foregoing; or (v) entry is made against Miner or any of its shareholders or Subsidiaries of a judgment, decree or order for relief affecting a substantial part of any of their assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.
     (e) Material Agreements. Miner shall comply with the terms and conditions of each of the Material Agreements, except where any non-compliance could not reasonably be expected to cause a default under such Material Agreement or have a Material Adverse Effect.
     (f) Confidentiality. Royal Gold shall not, and shall cause its Representatives not to, without the express written consent of Miner, which consent shall not be unreasonably withheld or delayed, disclose any non-public data or information concerning Miner’s operations or the Subject Properties or otherwise obtained under this Agreement; or otherwise issue any press releases concerning operations or the Subject Properties; provided, however, that Royal Gold may disclose any data or information obtained under or in connection with this Agreement without the consent of Miner: (i) if required to be made for compliance with any law, regulation or a requirement or order of a court having jurisdiction over Royal Gold or its Affiliates, provided that Royal Gold shall disclose only such data or information as, in the opinion of its counsel, is required to be disclosed and provided further that Royal Gold shall promptly notify Miner in writing to permit Miner to have the opportunity to provide comments on the disclosure and to contest or seek to obtain an injunction or protective order or other remedy restricting the disclosure of such information; (ii) if required by Royal Gold’s securities exchanges or securities regulatory authority, provided that Royal Gold shall promptly notify Miner in writing to permit Miner to have the opportunity to provide comments on the disclosure; (iii) to any of Royal Gold’s Representatives; (iv) to any third party to whom Royal Gold, in good faith, anticipates selling or assigning any portion of Royal Gold’s interest hereunder; or (v) to a prospective lender to whom any portion of Royal Gold’s interest hereunder is proposed to be granted as security; provided further that Royal Gold will (A) retain the Confidential Information in confidence and will only disclose it to those Representatives or third parties in the case of clauses (iii) through (v) above, on a need to know basis where those Representatives or third parties have been informed of and agree to be bound by the terms of this Section 6(f) as if those Representatives or third parties were party to this Agreement; (B) ensure that proper and secure storage is provided for the Confidential Information; (C) not use any such Confidential Information for its own use or benefit, except for the purpose of enforcing its rights under this Agreement or for the purposes stated in this Section 6(f); and (D) ensure that none of its Representatives or third parties to which access has been granted to Confidential Information as provided herein, does any act or thing which, if done by Royal Gold, would constitute a breach of the undertakings contained in this Agreement.
     (g) Compliance with Law.
(i) Miner shall at all times comply in all material respects with all applicable Governmental Requirement relating to Miner’s operations on or with respect to the Subject Properties and the Ancillary Property Rights, including but not limited to Environmental Laws; provided, however, Miner shall have the right to contest any of the same if such contest does not jeopardize title to or its operations on the Subject Properties, the Ancillary Property Rights or Royal Gold’s rights under this Agreement.
(ii) Miner shall timely and fully perform in all material respects all environmental protection and reclamation activities required on or with respect to the Subject Properties and the Ancillary Property Rights.
     (h) Stockpiling. Except pursuant to a Metal Sales Contract, Miner shall be entitled to stockpile, store or place ores or mined rock containing minerals produced from the Project in any locations owned, leased or otherwise controlled by Miner or its Affiliates, on or off the Project site, provided when such location is not owned by Miner or its Affiliates, it has first secured from the property owner where such stockpiling, storage or placement is to occur a written agreement, in recordable form, that provides that Royal Gold’s rights to the Royalty on such Subject Minerals shall be preserved. Such agreement shall provide that (i) Royal Gold’s rights pursuant to this Agreement shall continue in full force and effect with respect to such Subject Mineral; (ii) Royal Gold’s rights in and to such Subject Minerals shall be the same as if the Subject Minerals were situated on the Subject Properties; (iii) Royal Gold’s rights to such Subject Minerals in the stockpiled material shall take precedence over the rights of the property owner (and/or of such property owner’s creditors) to the stockpiled material; and (iv) the stockpiling agreement shall be irrevocable as long as the Subject Minerals from the Subject Properties, or any part thereof, remain on the property not part of the Subject Properties.
     (i) Tailings and Residues. All tailings, residues, waste rock, spoiled leach materials, and other waste materials (collectively “Materials”) resulting from Miner’s operations and activities on the Subject Properties after the Closing Date shall be the sole property of Miner, but shall remain subject to the Royalty should the processing or reprocessing or use of Materials, as the case may be, in the future result in the production of Subject Minerals. Notwithstanding the foregoing, Miner shall have the right to sell or otherwise dispose of Materials from the Subject Properties in an arms’ length transaction with a third party, and to commingle the same with Materials from other properties. In the event Materials produced after the Closing Date from the Subject Properties are processed, reprocessed or used: (i) the amount of Materials on which the Royalty is payable shall be determined using the best engineering and technical practices then available, and (ii) if such Materials are sold or otherwise disposed of to a third party, the Royalty shall only be payable to the extent that the proceeds or credit received by Miner from the sale or other disposition of such Materials exceed the direct costs of processing the Materials for sale or disposition and the costs of transportation borne by Miner in connection with such sale or disposition.
     (j) Title Maintenance and Taxes; Abandonment; Conversion and Exchange Rights.
(viii)	Miner shall maintain, preserve, protect and defend, at its own expense, its ownership of and title to the Subject Properties and the Ancillary Property Rights, including, paying when due all patentes, annual fees, Taxes, Liens and assessments, and doing all other things and making all other payments necessary or appropriate to maintain the ownership, right, title and interest of Miner and Royal Gold, respectively, in the Subject Properties, the Ancillary Property Rights and under this Agreement.

(ix)	If Miner intends to abandon all or any portion of the Subject Properties (“Abandonment Property”), Miner shall give 60 days’ written notice of such intention in advance of the proposed date of abandonment to Royal Gold, and Royal Gold shall have the right, but not the obligation, to have Miner assign or transfer such Abandonment Property to Royal Gold, for a purchase price of $10.00 per Abandonment Property to be paid to Miner. If Miner reacquires any interest in any portion of the mining concessions covered by the Abandonment Property at any time, the production of Subject Minerals from such ground shall be subject to the Royalty and this Agreement.

(x)	The rights of Royal Gold with respect to the Subject Properties shall not be adversely affected by any conversion of the exploration concessions into exploitation concessions or any other form of tenure or mineral or surface interest, and the Royalty and this Agreement shall remain in full force and effect with respect to each property or interest resulting from any such conversion.
     (k) Marketing.
(xi)	Miner shall not amend or modify the terms of any Metal Sales Contract that is in effect on the date of this Agreement to include, or enter any new Metal Sales Contract that contains, any provisions that would prejudice the economic interest of Royal Gold under this Agreement and not be typically contained in arms’ length contracts for smelting, refining or other processing of copper concentrates, as the case may be, without the prior written consent of Royal Gold, not to be unreasonably withheld.

(xii)	Miner (A) shall comply at all times in all material respects with all agreements between Miner and any third party smelter, refiner, other processor or purchaser relating to Subject Minerals produced from the Subject Properties and (B) except pursuant Section 6(o)(ii), shall not assign any of its rights or interests under any such agreement without the prior written consent of Royal Gold, not to be unreasonably withheld. Miner shall promptly notify Royal Gold of any material dispute arising under any such agreement.

(xiii)	Miner shall not sell ore from the Project, to any third party, nor recover gold from the Project in a form other than in concentrate, without the prior written consent of Royal Gold.
     (l) Fundamental Process Changes. If Miner wishes to implement a Fundamental Process Change that reasonably would be expected to result in an adverse impact on the economic interest of Royal Gold under this Agreement in excess of $240,000 in any 12 month period, Miner and Royal Gold will negotiate in good faith an equitable adjustment to the entitlement of Royal Gold hereunder, which adjustment shall have effect from the date on which such Fundamental Process Change is instituted. If such equitable adjustment cannot be settled by negotiation within 60 days of the institution of the Fundamental Process Change, the appropriate adjustment shall be determined by arbitration pursuant to Section 7(b). The arbitration panel shall be instructed to adjust the entitlement of Royal Gold hereunder such that the Royalty payable to Royal Gold after the institution of the Fundamental Process Change will be equivalent to the Royalty that it would have been entitled to had the Fundamental Process Change not been instituted.
     (m) Operations.
(xiv)	Miner shall engage solely in the business of developing and operating the Subject Properties and the Project and other prospective mineral properties, and in activities incidental thereto, in accordance with good mining industry practices.

(xv)	Miner shall conduct all operations on or that affect the Subject Properties and the Ancillary Property Rights in a good, workmanlike, safe and efficient manner. Miner shall use all commercially reasonable efforts to diligently (A) pursue completion of construction and completion of the Project and to cause such construction and completion to occur in accordance with the schedules in the Project Studies and consistent with prudent development practices; (B) construct and complete the mill, plant, physical facilities and infrastructure for the Project in accordance with the most recent schedules in the Project Studies and consistent with prudent development practices; and (C) develop, operate and manage the Project in all material respects in accordance with the Governmental Requirements, the Approvals, and in accordance with the most recent schedules in the Project Studies and consistent with prudent development practices. Miner shall promptly notify Royal Gold of any material revision, modification, supplement or amendment to, or change of work order affecting the Project.

(xvi)	Miner shall diligently pursue all Approvals necessary for the development, construction, operation and closure of the Project that have not been obtained prior to the date of this Agreement. Miner shall maintain in full force and effect, and diligently comply, in all material respects with the terms and conditions of all Approvals necessary for the development, construction and operation of the Project which have been obtained and Miner shall diligently enforce, maintain and protect the rights and interests granted to it in connection with such Approvals.

(xvii)	Miner shall not consider the economic effect of the Royalty in any resource or reserve determination, mine planning or mine development, or in any studies, analyses or decision regarding the nature or location of the ore to be mined or the sequence of mining operations on the Subject Properties.

(xviii)	All decisions concerning methods, the extent, times, procedures and techniques of any (A) exploration, development and mining related to the Project, (B) leaching, milling, processing or extraction treatment and (C) materials to be introduced on or to the Project or produced therefrom, and all decisions concerning the sale or other disposition of concentrate from the Project, shall be made by Miner, acting reasonably and in accordance with accepted mining industry practices in the circumstances.

(xix)	Except as expressly set forth in this Agreement, Miner shall retain sole discretion with respect to the operation of the Project.

(xx)	Except as expressly set forth in this Agreement, Miner shall not be responsible for or obliged to make any payment of Royalty for Subject Minerals, or Subject Minerals’ value, lost in any mining or processing of Subject Minerals conducted in accordance with accepted mining and milling practices.

(xxi)	Miner shall not be required to mine Subject Minerals if it has determined, acting reasonably, that exploitation of the Project is not, at the relevant time, economically feasible.

     (n) Covenants Running with the Subject Properties. The Royalty and Royal Gold’s interests provided in this Agreement shall attach to (i) any amendments, relocations, adjustments, resurvey, additional locations of any existing mining claims or concessions or conversions of any mining claims or concessions comprising the Subject Properties, and any extralateral rights claimed by Miner pertaining to any interests within the Subject Properties, and (ii) to any renewal, amendment or other modification or extensions of any leases of any real property interests now existing or hereafter arising comprising the Subject Properties. The Royalty is an interest in the Subject Minerals and unless and until terminated as herein provided, and shall be applicable to Miner and its transferees, successors and assignees of the Subject Properties or any portion thereof and shall represent an interest in minerals in place.
     (o) Assignment.
(xxii)	Royal Gold may transfer, sell, assign, lease, convey, mortgage, pledge or otherwise dispose of or encumber (“Transfer”) all or any portion of the Royalty or its interest under this Agreement (A) to an Affiliate by providing 10 days’ prior written notice to Miner and (B) to any Person who is not an Affiliate by providing 60 days’ prior written notice to Miner. Before any direct or indirect Transfer by Royal Gold of all or any portion of the Royalty or its interest under this Agreement shall become effective or relieve Royal Gold of its obligations under this Agreement, Royal Gold shall first have delivered to Miner a written undertaking, executed by public deed in form and substance satisfactory to Miner, acting reasonably, by the Person receiving the interest subject to the Transfer and enforceable by Miner, that it will be bound by the terms and conditions of this Agreement and any amendments hereto with respect to the interest subject to the Transfer. If Royal Gold Transfers a portion of the Royalty, then Royal Gold and all such transferees must agree to common administrative procedures for payment, audit rights and notice under this Agreement.

(xxiii)	Miner may only Transfer an interest in this Agreement, the Project, the Subject Properties or the Ancillary Property Rights to a Person that has or will have immediately following the Transfer the financial wherewithal and either has or will have immediately following the Transfer the technical wherewithal or has engaged a Person with the technical wherewithal, to assume all of Miner’s obligations under this Agreement. Miner shall not, directly or indirectly, except with 60 days’ prior written notice to Royal Gold, Transfer, or enter into any agreement to Transfer, all or any portion of its interest in this Agreement, the Project, the Subject Properties or the Ancillary Property Rights. No direct or indirect Transfer of all or any portion of Miner’s interest in this Agreement, the Project, the Subject Properties or the Ancillary Property Rights (including, but not limited to, any Transfer by merger, consolidation, amalgamation, liquidation, dissolution or otherwise by operation of law), shall become effective or relieve Miner of its obligations under this Agreement, including its liability for payment of the Royalty under this Agreement, unless Miner shall first have delivered to Royal Gold a written undertaking, executed by public deed in form and substance satisfactory to Royal Gold, acting reasonably, by the Person receiving the interest subject to the Transfer and enforceable by Royal Gold, that it will be bound by the terms and conditions of this Agreement and any amendments hereto with respect to the interest subject to the Transfer.

(xxiv)	This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective permitted successors and permitted assigns.
     (p) Grant of Prohibition. With the purpose of warranting the complete and timely performance of each and all of the obligations undertaken herein by Miner, Mr.                      on behalf of Miner hereby grants prohibition:
(xxv)	to sign any type of avíos with respect to all or any of the Subject Properties, without the prior written consent of Royal Gold; and

(xxvi)	to Transfer, directly or indirectly, all or any portion of the Subject Properties, without the prior written consent of Royal Gold unless: (A) transferee has the financial wherewithal or will have the financial wherewithal immediately following the Transfer and either has the technical wherewithal or has engaged a Person with the technical wherewithal, to assume all of Miner’s obligations under this Agreement; (B) Miner gives 60 days written notice to Royal Gold prior to the Transfer; and (C) Miner has delivered to Royal Gold a written undertaking, executed by public deed in form and substance satisfactory to Royal Gold, acting reasonably, by the transferee and enforceable by Royal Gold, that it will be bound by the terms and conditions of this Agreement.
Mr.                     , on behalf of Royal Gold accepts herein the creation of the above described prohibitions and hereby authorizes Miner to grant any Liens (other than Liens that constitute any type of avíos, which are addressed in Section 6(p)(i)) over the Subject Properties and Ancillary Property Rights if the same are reasonably required by financiers of the Project in connection with bona fide financings in order to provide new or additional funding for the exploration, development, construction or operation of the Project, which Miner, acting reasonably, considers necessary or desirable to that effect. Royal Gold shall execute all acts or contracts in form and substance agreed to by the Parties, acting reasonably, required to execute and register, if applicable, such Liens (other than Liens that constitute any type of avíos, which are addressed in Section 6(p)(i)).

7. Miscellaneous.
     (a) Governing Law. This Agreement is to be governed by and construed under the laws of Chile.
     (b) Dispute Resolution.
(i) The Parties shall use reasonable commercial efforts to resolve any controversies, disputes or claims arising under this Agreement, including those arising out of a written objection made by Royal Gold to any Royalty Statement concerning any Royalty delivered to it pursuant to Section 4(b). If for any reason any Dispute arising out of this Agreement is not resolved by negotiation and agreement within 30 days after the delivery of a written notice of Dispute, the Dispute shall be determined by arbitration as provided in this Section 7(b).
(ii) All Disputes shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The number of arbitrators shall be three. The place of Arbitration shall be Santiago, Chile. The language of the Arbitration shall be Spanish. Judgment may be entered upon an award in any court of competent jurisdiction.
(iii) The Party referring a Dispute to arbitration hereunder shall appoint an arbitrator in the arbitration petition and the respondent Party shall appoint an arbitrator in its response. If within 30 days after the date of the arbitration petition, the respondent has not appointed an arbitrator, such arbitrator shall be appointed by the ICC. Within 30 days of their appointment, the two arbitrators so appointed shall appoint a third arbitrator who shall preside over the arbitration panel. If the two arbitrators cannot agree on a third arbitrator within such 30 day period, the third arbitrator shall be appointed by the ICC.
(iv) Notwithstanding the provisions of Section 7(b)(i), the arbitral tribunal shall have the power to grant interim measures of protection, but, without derogating from the commitment to arbitrate or the power of the arbitral tribunal to grant such measures, it shall not be inconsistent with this Agreement for a party to apply to a court of competent jurisdiction for an interim measure of protection pending the commencement or completion of arbitration.
(v) In any arbitration, or in any court proceeding authorized to be taken under this Agreement, the arbitral tribunal or the court, as the case may be, shall in addition to any other relief, be entitled to make an award or enter a judgment, as the case may be, for reasonable attorney’s fees and disbursements, including experts witness fees, and any other costs of the proceeding. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential or special damages be awarded.
(vi) If contemporaneous Disputes arise under this Agreement, a single arbitration may be commenced in respect of the Disputes.
     (c) Notices. Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when given by facsimile transmission, with all necessary delivery charges fully prepaid (or in the case of a facsimile, upon confirmation of receipt), and addressed to the Party to whom directed at the following address:
If to Miner:
Compañía Minera Carmen de Andacollo
c/o Teck Operaciones Mineras Chile Ltda.
Avenida Vitacura 2939, Piso 24
Las Condes, Santiago, Chile
Attention: Christian Arentsen
Facsimile: (56-2) 464 5794
with a copy, which shall not constitute notice, to:
Borden Ladner Gervais LLP
1200 Waterfront Centre
200 Burrard Street, P.O. Box 48600
Vancouver, British Columbia, V7X 1T2 Canada
Attention: Fred R. Pletcher
Facsimile: (604) 687-1415
with a copy, which shall not constitute notice, to:
Carey y Cía. Ltda.
Miraflores 222, piso 24
Santiago, Chile
Attention: Rafael Vergara G.
Facsimile: (562) 633-1980
If to Royal Gold:
Royal Gold, Inc.

1660 Wynkoop Street, Suite 1000
Denver, CO 80202-1132 USA
Attention: Vice President and General Counsel
Facsimile: (303) 595-9385
with a copy, which shall not constitute notice, to:
Hogan & Hartson L.L.P.
One Tabor Center
1200 Seventeenth Street, Suite 1500
Denver, CO 80202 USA
Attention: Paul Hilton, Esq.
Facsimile: (303) 899-7333
with a copy which shall not constitute notice, to:
Urenda, Rencoret, Orrego y Dörr
Avda. Andrés Bello 2711, Floor 16
Las Condes
Santiago, Chile
Attention: Sergio Orrego
Facsimile: (562) 499-5555
     Any Party may change its address for the purpose of notices or communications by furnishing notice thereof to the other Party in the manner provided in this Section 7(c).
     (d) Survival. All covenants, agreements, representations, warranties and indemnities made under this Agreement shall survive the execution and delivery of this Agreement and shall survive the Closing Date.
     (e) Indemnification.
(i)	Subject to Section 7(e)(iii), Miner agrees to hold Royal Gold harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (collectively “Losses”) which may at any time be imposed on, incurred by or asserted against Royal Gold in any way relating to or arising out of (A) any breach by Miner or any misrepresentation or inaccuracy of any representation or warranty of Miner contained in this Agreement or in any public deed registered pursuant hereto; (B) any breach or non-performance by Miner of any covenant or agreement to be performed by Miner contained in this Agreement or in any public deed registered pursuant hereto; (C) the failure of Miner to comply with any Governmental Requirement, including any Environmental Laws or Approvals relating to environmental protection and reclamation obligations, with respect to the Subject Properties or the Ancillary Property Rights; and (D) the physical environmental condition of the Subject Properties or the Ancillary Property Rights and matters of health or safety related to the Subject Properties or the Ancillary Property Rights or any action or claim brought with respect to either.

(ii)	Subject to Section 7(e)(iii), Royal Gold agrees to hold Miner harmless from, any and all Losses which may at any time be imposed on, incurred by or asserted against Miner in any way relating to or arising out of (A) any breach by Royal Gold or any misrepresentation or inaccuracy of any representation or warranty of Royal Gold contained in this Agreement or in any public deed registered pursuant hereto; and (B) any breach or non-performance by Royal Gold of any covenant or agreement to be performed by Royal Gold contained in this Agreement or in any public deed registered pursuant hereto.

(iii)	In no event will either Party be liable to the other Party for any lost profits (excluding moratorium damages) or incidental, indirect, speculative, consequential, special, punitive, or exemplary damages of any kind (whether based in contract, tort, including negligence, strict liability, fraud, or otherwise, or statutes, regulations, or any other theory) arising out of or in connection with this Agreement, even if advised of such potential damages.
     (f) Further Assurances. The Parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.
     (g) Force Majeure. The obligations of Miner in respect of the development, construction, and operation of the Project and shipment of copper concentrate to any smelter, refiner or other processor or purchaser under any Metal Sales Contract shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control (except for lack of funds), including, without limitation, labour disputes (however arising and whether employee demands are reasonable or within the power of the parties to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, territorial or local environmental standards; acts of war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather conditions;

delay or failure by suppliers or transporters of materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing beyond the reasonable control of Miner (“Force Majeure”). Miner shall promptly give notice to Royal Gold of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. Miner shall resume performance as soon as reasonably possible. Except as expressly set forth in Sections 7(g) and 6(c), the obligations of Miner under this Agreement, including, but not limited to, the obligation to make a payment of Royalty when due, shall not be affected by any Force Majeure.
     (h) No Partnership. Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership of any kind or as imposing upon any Party any partnership duty, obligation or liability or any fiduciary duty, obligation or liability to any other Party hereto.
     (i) Business Opportunity. Except as expressly provided in this Agreement, each Party shall have the right independently to engage in and receive full benefits from its business activities, whether or not competitive with the other Party, without consulting the other Party.
     (j) Time of the Essence. Time is of the essence in this Agreement.
     (k) Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto are the complete expression of the entire agreement of the Parties, and no oral promise, statement or representation not contained herein shall be binding on the Parties unless reduced to writing and signed by the Parties.
     (l) Waiver and Amendment. This Agreement may not be amended, modified or changed; nor shall any wavier of any provision hereof be effective, except by means of a written instrument that has been executed by the Party or Parties to be bound.
     (m) Taxes.
(i)	If any Taxes are required by applicable law to be deducted from or in respect of any amounts payable to Royal Gold hereunder:
(A)	Royal Gold will receive an amount equal to the sum it would have received if such deduction had not been made less the amount of such deduction;

(B)	Miner will make such deductions; and

(C)	Miner will pay the full amount deducted to the relevant taxing authority in accordance with applicable law and Miner will promptly furnish to Royal Gold written proof of such payment.

(ii)	If Miner fails to pay any Taxes when due to the appropriate taxing authority, Miner will indemnify Royal Gold for any incremental Taxes that may become payable by Royal Gold as a result of any such failure.

(iii)	Miner shall be responsible for and shall pay when due any excise Taxes (goods and services Taxes), stamp duties, sales and use Taxes and similar Taxes and any registration fees payable in respect of the sale and transfer of the Royalty to Royal Gold and imposed or collected by any Governmental Authority.

(iv)	For greater certainty, Miner shall be entitled to deduct all amounts owing for Taxes as required by applicable law without grossing up any payment to Royal Gold in respect thereof, including but not limited to the Royalty made under this Agreement.
     (n) No Brokers or Commissions. Each of the Parties acknowledges, agrees and represents and warrants to the other Parties that it has not engaged any broker, agent or other intermediary to act on its behalf on connection with the transactions contemplated by this Agreement and that it is not aware of any current or possible future claim for any brokerage, agency or finder’s fee or commission in connection with the transactions contemplated by this Agreement and that if any such claim should arise through, or under, or by virtue of any action taken by any party, such Party shall indemnify and hold harmless the others in respect thereof.
     (o) Term. This Agreement shall be in effect for 50 years from the date hereof.
     (p) Appearing Parties. The appearing Parties grant sufficient power to Mr. Sergio Orrego Flory, national identity card Nº 7.051.727-2 and Mr. Rafael Vergara Gutiérrez, national identity card N° 7.018.916-K to jointly perform all acts and execute all public or private instruments that are necessary to clarify, rectify or complement this deed, in relation to the description of the Mining Properties, for the adequate registration of this title and prohibitions, being also authorized to either jointly or separately make the necessary annotations on the original deed and request the required inscriptions, registrations and sub-inscriptions from the corresponding Mines Registrars.
     (q) Legalization and Registration. The bearer of a notarized copy of this deed is entitled to request and execute all the registrations, sub registrations and notations that might be necessary in the corresponding Mining Registry.
     (r) Legal Capacity. The legal capacity of Mr.                                          to represent Royal Gold Inc. is evidenced in                                         . The legal capacity of Mr.                                          to represent Compañía Minera Carmen de Andacollo is evidenced in                                         .

SCHEDULE A
Metallurgical Recovery Rate
The metallurgical gold recovery rate will be calculated as a percentage by dividing the Gold In Concentrate by the Gold In Feed. The terms and methodology necessary for determining the metallurgical gold recovery rate are described below:
Concentrator Feed Tonnage — The weight of ore fed to the concentrator will be measured by a calibrated weighbridge “weightometer” on the conveyor feeding the primary grinding mill. The calibration of the weightometer will be checked monthly. This weightometer measures the wet weight of ore entering the concentrator. Daily samples of the mill feed will be taken from the feed conveyor to determine the moisture content. The dry feed weight to the concentrator will be calculated from the measured wet weight corrected for the measured moisture content. Concentrator Feed Tonnage for a particular time period will be the cumulative sum of the daily dry feed weights for that period of time.
Concentrate Tonnage — The weight of concentrate will be based on weighing and sampling the concentrate haulage trucks as they are dispatched from the mine. The wet concentrate weight will be the difference between the tare weight of the truck before loading and loaded weight. Each truck will be sampled by taking 9 probe samples distributed over the top of the load. The samples from each lot of approximately 10 trucks will be combined to form a lot. The sample will be blended, sub-sampled and sent to the on-site assay laboratory for moisture and metals analysis. The dry concentrate weight will be calculated from the measured wet weight corrected for the measured moisture content. Concentrate Tonnage for a particular time period will be the cumulative sum of the daily dry concentrate weights for that period of time.
Tailings Tonnage — The weight of tailings will be based on the daily metallurgical balance which utilizes the Concentrator Feed Tonnage and the shift feed, concentrate and tailings assays to calculate the concentrate and tailings tonnages. Tailings Tonnage for a particular time period will be the cumulative sum of the daily dry tailings weights for that period of time.
Gold In Feed — Regular and representative samples of the concentrator feed will be obtained from the primary cyclone overflow (flotation feed) at timed intervals and the samples will be composited as a 12 hour shift sample. The feed sample will be dried and assayed in the site assay lab. The average daily feed assays will be multiplied by the corresponding daily Concentrator Feed Tonnage to arrive at daily Gold In Feed. The Gold In Feed for a particular time period will be the cumulative sum of the daily amounts of Gold In Feed for that period of time.
Gold in Tailings — Regular and representative samples of the tailings will be obtained at timed intervals and the various samples will be composited as a 12 hour shift sample. The tailings sample will be filtered and dried and assayed in the site assay lab. The average daily tailing assays will be multiplied by the corresponding daily Tailings Tonnage to arrive at daily Gold In

Tailings. The Gold In Tailings for a particular time period will be the cumulative sum of the daily amounts of Gold In Tailings for that period of time.
Gold in Concentrate — The gold content of the concentrate will be based on weighing and sampling the concentrate haulage trucks as they are dispatched from the mine. Each truck will be sampled by taking 9 probe samples distributed over the top of the load. The samples from each lot of approximately 10 trucks will be combined to form a lot. The sample will be blended, sub-sampled, dried and assayed for gold in the on-site assay laboratory. The truck lot concentrate assays will be multiplied by the corresponding dry Concentrate Tonnage to arrive at the Gold In Concentrate for that lot. The Gold In Concentrate for a particular time period will be the cumulative sum of the truck lots of Gold In Concentrate for that period of time.
Metallurgical reconciliations will be made to insure Gold In Feed equals the sum of Gold In Concentrate plus Gold In Tails. The cumulative daily metallurgical balance will be reconciled back to the measured concentrate tonnage on a monthly basis with appropriate adjustments for inventory. On a reasonable periodic basis, Gold In Concentrate and Concentrate Tonnage will be reconciled to settled smelter receipts for such comparable period to ensure site measurements are accurate and representative.